Exhibit 8.1

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December 6, 2005

ev3 Inc.
4600 Nathan Lane
North Plymouth, Minnesota 55442

Ladies and Gentlemen:

We have acted as counsel to ev3 Inc., a Delaware corporation (“Parent”), in connection with the Agreement and Plan of Merger, dated as of November 14, 2005, by and among Parent, Micro Investment, LLC, a Delaware limited liability company and wholly owned subsidiary of Parent (“Merger Sub”), and Micro Therapeutics, Inc., a Delaware corporation (“Company) (the “Merger Agreement”), pursuant to which Merger Sub will be merged with and into Company with Company surviving as a Delaware corporation wholly owned by Parent on the terms and conditions set forth in the Merger Agreement (the “Merger”).  This opinion is being delivered in connection with Parent’s Registration Statement on Form S-4, as amended, relating to the proposed Merger pursuant to the Merger Agreement (the “Registration Statement”) to which this opinion appears as an exhibit.

It is our opinion that, subject to the qualifications and limitations described therein, the discussion set forth in the section entitled “Material United States Federal Income Tax Considerations” in the Registration Statement, insofar as it relates to matters of United States federal income tax law, is accurate in all material respects.

This opinion is rendered only to you, and is solely for your use in connection with Parent’s filing of the Registration Statement upon the understanding that we are not hereby assuming professional responsibility to any other person whatsoever.  This opinion may not be relied upon by you for any other purpose, or furnished to, quoted to, or relied upon by any other person, firm or corporation for any purpose, without our prior written consent, except that this opinion may be furnished or quoted to your legal counsel and to judicial regulatory authorities having jurisdiction over you, and provided, however, that this opinion may be relied upon by persons entitled to rely on it pursuant to applicable provisions of federal securities law.  We hereby consent to the filing of this opinion letter as Exhibit 8.1 to the Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ King & Spalding LLP